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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

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
Name of Subsidiary:.......................... ICOS Systems GmbH
Jurisdiction of Organization:................ Germany
Name Under Which Doing Business.............. ICOS Systems Computer Vertriebs
                                              GmbH

Name of Subsidiary:.......................... IKOS Systems, Ltd.
Jurisdiction of Organization:................ United Kingdom
Name Under Which Doing Business.............. IKOS Systems, Limited

Name of Subsidiary:.......................... IKOS Systems K.K.
Jurisdiction of Organization:................ Takatsu-ku, Kawasaki-shi, Kanagawa
Name Under Which Doing Business.............. IKOS Systems Kabushiki Kaisha

Name of Subsidiary:.......................... Virtual Machine Works, Inc.
Jurisdiction of Organization:................ Delaware
Name Under Which Doing Business.............. Virtual Machine Works, Inc.
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